Exhibit 10.7

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
This Amendment No. 1 to Employment Agreement (this “Amendment”) is made as of November 11, by and between Kindred Biosciences, Inc., a Delaware corporation (the “Company”), and Denise Bevers, an individual and resident of the State of California (the “Executive”), with reference to the following facts:
WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of June 20, 2013 (the “Employment Agreement”), between the parties and pursuant to which Executive serves as the Company’s Chief Operating Officer; and
WHEREAS, the Company and Executive wish to further amend the Employment Agreement in certain respects as provided in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and other consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and Executive hereby agree as follows:

1.
Definitions. Terms not otherwise defined in this Amendment shall have the meanings attributed to such terms in the Employment Agreement. References in the Employment Agreement and this Amendment to this “Agreement" mean the Employment Agreement as amended by this Amendment and as further amended from time to time as provided in the Employment Agreement.

2.	Amendments. The Employment Agreement is hereby amended in the following respects:
a.Section 3(a) is amended to increase the Executive’s base annual salary to $220,000 effective September 1, 2013 and upon completion of a Financing Event (as defined) with proceeds of at least $20,000,000 the Executive’s then-current Base Salary will automatically increase by an additional 10%. Section 3(a) is amended to read in entirety as follows:
(a)    Base Salary. While Executive is employed hereunder, the Company will pay Executive a base salary at the gross annualized rate of $220,000 (the “Base Salary”), effective September 1, 2013, paid in accordance with the Company’s usual payroll practices. The Base Salary will increase to 110% of her then-current Base Salary automatically upon Financing Event (defined below) with proceeds of at least $20,000,000 (cumulative). The Base Salary will be subject to review annually and may be adjusted upwards in the discretion of the CEO and the Board of Directors. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.
b.Section 3(b) is amended to increase the Executive’s annual bonus that may be awarded from 25% to 30% of her then-current Base Salary and to read in entirety as follows:
(b)    Annual Bonus. Executive may be eligible to earn an Annual Bonus elating to each fiscal year, based on the achievement of individual and Company written goals established on an annual basis by the CEO. If the Executive meets the applicable goals, then the Executive may be awarded a bonus for that year up to 30% of her then-current Base Salary. Such bonus is wholly discretionary, and is dependent on several factors including the performance of the company. The Executive is not entitled to a bonus solely as result of meeting her goals.
c.Section 4(e) is amended to remove the erroneous reference to Section 2(g) in clause (ii) thereof and to read in entirety as follows:
(e)    Release of Claims/Board Resignation. The Company shall not be obligated to provide Executive any of the benefits or equity acceleration set forth in Section 4(c) until Executive has: executed a separation agreement in a form mutually acceptable to the Company and the Executive, which shall include a releases of claims between the Company and the Executive, including provisions regarding mutual non-disparagement and confidentiality.

3.	No Other Changes to the Employment Agreement. Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.
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Exhibit 10.7

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first set forth above.

KINDRED BIOSCIENCES, INC.	EXECUTIVE
By: /s/ Richard Chin Richard Chin, President and CEO	/s/ Denise Bevers Denise Bevers

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